                                                                    EXHIBIT 99.1

(BW) (TOTAL-RENAL-CARE) (TRL) (RXT) Total Renal Care and Renal
Treatment Centers Agree to Merge

        Business Editors/Health & Medical Writers

        TORRANCE, Calif. -- (BW HealthWire) -- Nov. 19, 1997 --

        TRC To Exchange 1.335 Shares For Each RTC Share
        In $1.3 Billion Pooling-Of-Interests Transaction

     HIGHLIGHTS INCLUDE:
      -- Immediately accretive to TRC earnings per share
      -- Solidifies TRC's position as leading national independent dialysis provider, with 358 centers, 25,900 patients in 32 states, Washington, D.C., Guam, Puerto Rico, Argentina and Europe; leading provider in several states, key MSAs and Argentina
      -- Provides strong platform to accelerate TRC's aggressive, yet disciplined, growth strategy both domestically and internationally
      -- Combined Q3 annualized net revenues, EBITDA and net income of approximately $800 million, $200 million and $70 million, respectively
     -- increased critical mass to provide significant cost savings and synergies

    Total Renal Care Holdings, Inc. (NYSE:TRL) and Renal Treatment Centers,
Inc. (NYSE:RXT) today announced that the companies have entered into a definitive agreement to merge in a stock-for-stock transaction in which TRC will exchange 1.335 shares for each RTC share in a tax-free exchange. Based on the closing price of $31.125 per TRC share on November 18, 1997, the transaction values each RTC share at $41.55, which represents an aggregate value for the RTC shares of approximately $1.3 billion. The transaction will be accounted for as a pooling-of-interests.

    The merger, which will approximately double TRC's size, will solidify the combined company's position as the largest national independent provider of dialysis services in the U.S. The combined company currently operates 358 facilities serving approximately 25,900 patients. In addition, the combined company has entered into definitive agreements or agreements in principle to acquire an additional 31 centers with approximately 3,700 patients by December 31, 1997. As a result, by the end of 1997 the combined company will serve 27,800 domestic patents, with leading positions in several states and key MSAs. Outside the U.S., the combined company will provide dialysis services to approximately 1,800 additional patients in Argentina, the United Kingdom and Italy.

    "We are excited to be joining forces with TRC," said Robert L. Mayer, Jr., RTC's president and CEO. "Its quality and outcomes programs, focused managed-care strategy, extensive renal-related support programs, and exceptionally strong track record will ensure future growth."

    "We are pleased that Bob Mayer, a pioneer in the dialysis services industry, will join our Board of Directors and work closely with us to ensure a successful integration," said Victor M.G. Chaltiel, TRC's chairman, president and CEO. "Renal Treatment Centers provides a strong platform for us to accelerate our aggressive, yet disciplined, growth strategy both in the U.S. and internationally. We will now have the critical mass necessary to ensure our position as the leading independent provider of dialysis services in the U.S. and the resources to rapidly expand into highly fragmented international markets."

    "We have known and respected RTC's team for a long time," Chaltiel continued. "Their geographic cluster strategy is entirely consistent with out own approach. In particular, the merger will add strong new positions in Oklahoma, Colorado and Hawaii, and strengthen our current market positions in Southern California, Pennsylvania, Eastern Texas, Georgia and North Carolina."

    Chaltiel added, "Following the merger, we will have a stronger operating and financial base upon which to grow. We have identified $8.2 million and $22.8 million of annual cost savings and synergies to be achieved in 1998 and 1999, respectively, and we expect the transaction to be immediately accretive to earnings."

    The merger, which requires approval of both companies' shareholders, is subject to other customary closing conditions and is expected to be consummated in the first quarter of 1998.

    Donaldson, Lufkin & Jenrette Securities Corporation is serving as financial adviser to TRC, and UBS Securities LLC is acting as financial adviser to RTC.

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                                Total Renal Care
                     Selected operating & financial results
             ($ in millions except net revenue per treatment data)


                                                             CURRENT
                                              -------------------------------------
                                                 TRC           RTC        COMBINED
                                              ---------     ----------   ----------
Centers:
   Domestic                                         188           136           324
   International                                      6            28            34

Total Current                                       194           164           358

Agreements (definitive or in principle)              15            16            31


Total projected year-end                            209           180           389

Patients:
   Domestic                                      14,650         9,450        24,100
   International                                    250         1,550         1,800

Total Current                                    14,900        11,000        25,900

Agreements (definitive or in principle)           1,500         2,200         3,700

Total projected year-end                         16,400        13,200        29,600

                                                QUARTER ENDED SEPTEMBER 30, 1997
                                                           ANNUALIZED
                                             --------------------------------------
                                                 TRC           RTC        COMBINED
                                             ----------    ----------   -----------
Total Treatments                              1,959,692     1,616,580     3,576,272
Net Revenues                                 $    454.7    $    346.2    $    800.9
EBITDA                                            112.6          90.1         202.6
Net Income                                         39.5          30.6          70.1

Net Revenues per Treatment                   $   232.01    $   214.18    $   223.95
EBITDA Margin                                      24.8%         26.0%         25.3%


          Renal Treatment Centers, Inc. provides dialysis treatments and ancillary services to patients suffering from chronic kidney failure, primarily in free-standing outpatient dialysis treatment centers or in the patient's home. RTC operates a total of 164 dialysis centers in 23 states, Washington, D.C. and the Republic of Argentina. In these centers, RTC provides dialysis services for approximately 11,000 patients. RTC also provides in-patient dialysis services to more than 125 hospitals.

     Total Renal Care Holdings, Inc. owns and operates 194 free-standing kidney dialysis centers and home peritoneal dialysis programs in 18 states as well as Washington, D.C., Puerto Rico, Guam and Europe, serving approximately 14,900 patients. TRC also provides acute hemodialysis services to in-patients at 119 hospitals. The company operates ESRD laboratory and pharmacy facilities as well as vascular access management, transplant services and ESRD clinical research programs.

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     For information on Total Renal Care Holdings, Inc., via facsimile at no cost, dial 1-800-PRO-INFO and dial company code TRL.

     (The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. The information contained in this release, other than historical data, contains statements that are forward-looking, such as references to the future performance of the combined company, growth opportunities, combined operation cost savings and synergies, the company's dependence on Medicare, Medicaid and other sources of reimbursement, government regulations, competition and dependence on physician referrals. Forward-looking information involves important risks and uncertainties that could significantly affect anticipated results. Accordingly, such results may differ from those expressed in forward-looking statements made by or on behalf of the company. For more information on the potential factors that could affect the company's financial results review the company's filings with the Securities and Exchange Commission, including the company's annual report on Form 10-K and the company's other filings with the SEC.)

     CONTACT:  Total Renal Care, Inc.
               Victor M. G. Chaltiel, CEO
               or John E. King, CFO
               310/792-2600
                  or
               The Financial Relations Board
               Daniel Saks/Larry Delaney, General Info.
               Moira Conlon, Investor Contact
               310/442/0599
               Kathy Brunson, Investor Contact
               312/266-7800
                  or
               Renal Treatment Centers, Inc.
               Robert L. Mayer, Jr., President & CEO
               Ronald H. Rodgers, Jr., CFO
               610/644-4796

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